Notice of Withdrawal of Tender

Regarding Class A Shares, Class I Shares, or Class M2 Shares in Pomona Investment Fund

Tendered Pursuant to the Offer to Purchase

Dated December 23, 2019

The Offer will expire on January 22, 2020

and this Notice of Withdrawal must be received by

the Fund, either by mail or fax, by 11:59 p.m.,

Eastern Time, on March 26, 2020, unless the Offer is extended

Complete this Notice of Withdrawal and follow the transmittal instructions included herein

Regular Mail	Fax: 816-860-3140
Pomona Investment Fund Attn: UMB Fund Services P.O. Box 2175 Milwaukee, WI 53201

Overnight Mail
Pomona Investment Fund Attn: UMB Fund Services 235 W. Galena Street Milwaukee, WI 53212	FOR ADDITIONAL INFORMATION CALL: 1-844-2POMONA

You are responsible for confirming that this Notice is received timely by the Fund. To assure good delivery, please send this page to the Fund and not to your financial advisor. If you fail to confirm receipt of this Notice, there can be no assurance that your withdrawal will be honored by the Fund.

Ladies and Gentlemen:

Please withdraw the tender previously submitted by the undersigned in a Letter of Transmittal.

Such tender was in the amount of:

ITEM 1.	[ ]	All of the undersigned’s Shares.

ITEM 2.	[ ]	_________________ Shares of the undersigned’s Shares.

As indicated immediately below, the undersigned hereby wishes to withdraw its tender of Shares in the Fund such that:

[ ]	NONE of the undersigned’s Shares will be repurchased by the Fund.

[ ]	SOME of the undersigned’s Shares will be repurchased by the Fund and number of those Shares still to be repurchased by the Fund is:

___________________________ Shares.*

* NOTE: This option may be used only to decrease the number of Shares to be repurchased by the Fund. If an increase in the number of Shares to be repurchased by the Fund is indicated on this form, the Fund shall consider this form null and void and shall process the undersigned’s initial tender request as set forth in its previously submitted Letter of Transmittal.

Fund Name:

Fund Account #:

Account Name/Registration:

Telephone Number:

SSN or Tax ID:

The undersigned represents that the undersigned is the beneficial owner of the Shares in the Fund to which this withdrawal request relates, or that the person signing this request is an authorized representative of the withdrawing shareholder.

In the case of joint accounts, each joint holder must sign this withdrawal request. Requests on behalf of a foundation, partnership or any other entity should be accompanied by evidence of the authority of the person(s) signing.

Signature	Print Name of Authorized Signatory (and Title if applicable)	Date

Signature	Print Name of Authorized Signatory (and Title if applicable)	Date